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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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 FORM 8-A/A
Amendment No. 1

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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

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hhgregg, Inc.
(Exact name of registrant as specified in its charter)

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Indiana	47-4850538
(State of incorporation or organization)	(IRS Employer Identification No.)

4151 East 96th Street Indianapolis, Indiana	46240
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name and exchange on which each class is to be registered
Common Stock, $0.0001 par value	New York Stock Exchange

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If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐
Securities Act registration statement file numbers to which this form relates: 333-144764, 333-170904, 333-189515, 333-160421
(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None.

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EXPLANATORY NOTE
This Amendment No. 1 to Form 8-A is being filed pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to amend the Registration Statements filed by the registrant with the Securities and Exchange Commission (the “Commission”) on July 16, 2007 and December 1, 2010 to update the “Description of Capital Stock” that was included in the Registration Statement on Form S-3 filed by the registrant with the Commission on June 21, 2013 to reflect the August 31, 2015 reincorporation of hhgregg, Inc. from Delaware to Indiana (the “Reincorporation”). On August 31, 2015, hhgregg, Inc., a Delaware corporation (“hhgregg Delaware”) merged with and into hhgregg Indiana, Inc., an Indiana corporation (the “Company”) and a wholly owned subsidiary of hhgregg Delaware, with the Company as the surviving entity under the name “hhgregg, Inc.” Immediately prior to the consummation of the Reincorporation, the Company had nominal assets and liabilities. The stockholders of hhgregg Delaware approved the Reincorporation at the 2015 Annual Meeting of Stockholders of hhgregg Delaware held on August 4, 2015.
As a result of the Reincorporation: (i) each outstanding share of hhgregg Delaware’s common stock, par value $0.0001, issued and outstanding was automatically converted into one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) (upon the Reincorporation, each outstanding certificate representing shares of hhgregg Delaware’s common stock was deemed, without any action by the stockholders, to represent the same number of shares of the Company’s Common Stock; hhgregg Delaware stockholders did not need to exchange their stock certificates as a result of the Reincorporation) and (ii) all options and other rights to acquire hhgregg Delaware common stock outstanding immediately before the Reincorporation were automatically converted into options and rights to acquire the same number of shares of the Company’s Common Stock upon the same terms, including price.
In accordance with Rule 12g-3 under the Exchange Act, the shares of Common Stock of the Company were deemed to be registered under Section 12(b) of the Exchange Act as the successor to hhgregg Delaware. The Company, as successor issuer to hhgregg Delaware, hereby expressly adopts this Form 8-A/A as its own for all purposes of the Exchange Act. The shares of the Company’s Common Stock continue to be listed on the New York Stock Exchange (the “NYSE”) under the symbol “HGG”.
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	Description of Registrant’s Securities to be Registered.
Common Stock, $0.0001 Par Value
The Common Stock to be registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is the Company’s Common Stock, par value $0.0001 per share. The Common Stock will continue to be listed on the NYSE.
The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Company’s board of directors (the “Board of Directors”) from time to time out of legally available funds. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to prior rights of holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences and privileges of the holders of Common Stock will be subject to the rights of the holders of shares of any series of preferred stock that the Company may issue in the future.
The provisions of the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and the Indiana Business Corporation Law (the “IBCL”) summarized below may have the effect of discouraging, delaying, or preventing hostile takeovers, including those that might result in a premium over the market price, or discouraging, delaying, or preventing changes in control or management of the Company.
The Company is subject to Article IX of the Amended and Restated Articles of Incorporation and Article II, Section 2.8 of the Amended and Restated Bylaws, which provide that special meetings of shareholders may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors, the Chief Executive Officer, or a majority of the outstanding Common Stock, which may have the effect of making it more difficult for a third party to acquire control of the Company. Amending these provisions would require the affirmative vote of holders of 66 2/3% of the outstanding voting stock of the Company (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding preferred stock). In addition, Article IV of the Amended and Restated Articles of Incorporation provides that the Company may issue up to 10,000,000 shares of preferred stock that could have, when issued, voting rights or preferences that could impede the success of any hostile takeover, or delay a change in control or change in management.
The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain a number of other provisions relating to corporate governance and to the rights of shareholders. These provisions include: (a) the authority of the Board of Directors to fill vacancies on the Board of Directors and (b) the authority of the Board of Directors to adopt a Bylaw provision that would stagger director elections.
The Company is subject to the “business combinations” provisions of the IBCL. These provisions prevent a “resident domestic corporation” from engaging in any business combination with an “interested shareholder” for five years after the date the interested shareholder became such, unless the business combination or the purchase of shares by the interested shareholder on the interested shareholder’s share acquisition date was approved by the Board of Directors prior to that date. If the business combination or the purchase of shares was not previously approved, the interested shareholder may effect a combination after the five-year period only if such shareholder receives approval from a majority of the Company’s disinterested shareholders or the offer meets certain fair price criteria. A “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

ITEM 2.	Exhibits.

Exhibit Number	Exhibit Description

3.1	Amended and Restated Articles of Incorporation of hhgregg, Inc., an Indiana corporation (1)

3.2	Amended and Restated Bylaws of hhgregg, Inc., an Indiana corporation (2)

4.1	Form of Common Stock Certificate (3)

(1)	Incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed with the Commission on September 2, 2015.
(2)	Incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed with the Commission on September 2, 2015.
(3)	Incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed with the Commission on September 2, 2015.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HHGREGG, INC.

Date: September 2, 2015	By:	/s/ Dennis L. May
Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Amended and Restated Articles of Incorporation of hhgregg, Inc., an Indiana corporation (1)

3.2	Amended and Restated Bylaws of hhgregg, Inc., an Indiana corporation (2)

4.1	Form of Common Stock Certificate (3)

(1)	Incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed with the Commission on September 2, 2015.
(2)	Incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed with the Commission on September 2, 2015.
(3)	Incorporated by reference to Exhibit 4.1 to Registrant’s Form 8-K filed with the Commission on September 2, 2015.